UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2006

LOJACK CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2006 the Compensation Committee (the “Committee”) of LoJack Corporation (the “Company”) adjusted the profit target under the 2005 Senior Management Bonus Plan (the “2005 Plan”). The original target was based on profit as set forth in the Company’s budget. As previously disclosed, the Company has altered its business plan to make expenditures to develop Italy as a majority owned subsidiary rather than through a third party licensee as contemplated by the original budget, to further develop the market opportunity in China, to accelerate analog to digital conversion of certain products resulting in an inventory write-down, to open more new domestic markets than originally planned and to make other expenditures not contemplated by the original budget. The adjustment makes a corresponding change to target profit to restore the intended relationship between performance and financial reward. The 2005 Plan applies to all of the company’s senior management officers. The adjustment is projected to increase the payment to all senior management officers by an aggregate of approximately $65,000.

On February 16, 2006 the Committee adopted the 2006 Senior Management Bonus Plan (the “2006 Plan”). Bonuses under the 2006 Plan will be based on meeting or exceeding certain individual goals and targets and Company revenue and profit targets in 2006. The 2006 Plan applies to all of the company’s senior management officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant)
By:	/s/ Joseph F. Abely
Joseph F. Abely Chief Executive Officer

Date: February 17, 2006